LASALLE INVESTMENT MANAGEMENT (SECURITIES), L.P.

Code of Ethics Policy

Date of Issue: December 10, 2007

I. INTRODUCTION

The following policies and procedures (collectively, the “Procedures”) have been adopted by LaSalle Investment Management (Securities), L.P. (“LaSalle”), an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to foster compliance with applicable federal statutes and regulatory requirements, to ensure that actions taken are in the best interests of LaSalle’s clients and to eliminate transactions suspected of being in conflict with the best interests of LaSalle’s clients, including with respect to securities trading by LaSalle “Access Persons”.

The Chairman of LaSalle’s general partner shall appoint a Securities Trading Committee (the “Committee”) which shall have the responsibility for interpreting these Procedures and for determining whether a violation of these Procedures has occurred. The Committee shall follow the procedures set forth in Section V of this Code; and, in the event it determines that a violation has occurred, the Committee shall take such action as it deems appropriate. Any questions regarding these Procedures should be referred to LaSalle’s Chief Compliance Officer. A listing of Committee members is set forth in Exhibit A.

II. DEFINITIONS

For purposes of these Procedures, the following terms shall have the meanings set forth below:

A.	“Access Person” means any director, officer, partner or employee of LaSalle who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made, or who, in connection with his or her duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or of the information concerning such recommendations; and any of the following persons who obtain information concerning securities recommendations being made by such investment adviser prior to the effective dissemination of such recommendations or of the information concerning such recommendations: (i) any person in a control relationship to the investment adviser, (ii) any affiliated person of such controlling person, and (iii) any affiliated person of such affiliated person.

B.	“Account” means any active brokerage account in which the Access Person has a direct or indirect beneficial ownership interest (e.g., brokerage accounts in the name of the Access Person, his or her spouse and minor children, adults living in his or her household and in the name of trusts for which the Access Person is a trustee or in which the Access Person has a beneficial ownership interest), including any self-directed retirement account (e.g., IRAs, 401(k) plans) in which an Access Person holds a Security. Accounts in which Access Persons have no investment discretion are not required to be disclosed in any report required to be submitted hereunder.

C.	“Advised Mutual Fund Shares” means shares in any mutual fund for which LaSalle acts as an adviser pursuant to a written advisory agreement.

D.	“Beneficial Ownership” means:

1.	the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

2.	the power to vest ownership in oneself at once or at some future time.

Generally a person will be regarded as having a direct or indirect beneficial ownership interest in securities held in the name of himself, his spouse, minor children who live with him, and any other relative (parents, adult children, brothers, sisters, etc.) whose investments he directs or controls, whether the person lives with him or not. Exhibit B to these Procedures provides a more complete description of beneficial ownership as well as examples of beneficial ownership.

E.	“Restricted Security” means any Security issued by an issuer whose primary business is investments in real estate; provided, however, the following Securities will not be Restricted Securities even if they are issued by, or represent indirect investments in securities of, issuers whose primary business is investments in real estate:

(i)	Securities issued or guaranteed by the U.S. Government;

(ii)	Money Market instruments, such as banker’s acceptances, certificates of deposit or repurchase agreements;

(iii)	Exchange-traded funds and securities issued by an open-end or closed end investment company (note that although holdings of shares in exchange-traded funds and closed end investment companies are not restricted, they still must be reported, and note further that all transactions in Advised Mutual Fund Shares must be pre-approved and reported);

(iv)	Securities issued by Jones Lang LaSalle Incorporated;

(v)	Options on a foreign currency; or

(vi)	Securities acquired upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights are acquired from such issuer, and sales of such rights so acquired.

F.	“Security” means any note, stock, treasury stock, bond, debenture, shares of open-end or closed-end exchange-traded funds, shares of a closed-end investment company, Advised Mutual Fund Shares, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

G.	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of LaSalle, or other person who provides investment advice on behalf of LaSalle and is subject to the supervision and control of LaSalle.

III. Prohibitions and Restrictions

The Committee has determined that the following:

A.	Transactions in Restricted Securities.

1.	No Supervised Person, including those who have not been deemed Access Persons, may personally acquire a Beneficial Ownership in a Restricted Security.

2.	No Supervised Person, including those who have not been deemed Access Persons, shall cause or attempt to cause or participate in the decision to cause client accounts to acquire or dispose of any Restricted Security (including any option, warrant or other right or interest relating to such Restricted Security) with respect to which such Supervised Person has obtained material, inside information.

B.	Transactions in Advised Mutual Fund Shares.

No transactions may be made in any Advised Mutual Fund Shares, except through a designated representative of the manager of the advised or subadvised open-end investment company. Supervised Persons (i) must pre-clear any purchase or sale of any Advised Mutual Fund Shares with the Chief Compliance Officer, of his designee, and (ii) may not purchase and sell, or sell and purchase, shares in any Advised Mutual Fund Shares within 60 calendar days; provided, however, that the Chief Compliance Officer may make exceptions to this prohibition on a case-by-case basis in situations where no abuse is involved, and the equities strongly support an exception.

The Chief Compliance Officer will notify the fund manager, or its designee, of any proposed purchases or sales by a Supervised Person. Supervised Persons may also be required to notify the fund manager, or its designee, of their status as an employee of LaSalle prior to entering into purchase transaction so as to obtain any available load waivers.

C.	Boards of Directors

No Access Person shall serve as a director of another company which issues Restricted Securities. Notwithstanding the foregoing, if an Access Person is a director of a company which issues Restricted Securities as of the date these Procedures are adopted or is the director of a company which becomes the issuer of Restricted Securities after such Access Person has already become a director of such company, such Access Person may continue to serve as such director as long as such Access Person resigns as such director as soon as reasonably possible; provided, however, such Access Person shall not participate in any discussions within LaSalle regarding that company as long as such Access Person continues to serve as a director of that company.

D.	Purchase of New Issues During the Initial Public Offering or in a Limited Offering.

No Access Person may purchase, or cause a member of his or her “immediate family” to purchase, (i) a new issue of securities (other than securities issued by investment companies) during the initial public offering thereof or (ii) securities that are issued in a private placement, i.e., pursuant to an exemption from registration under Sections 4(2) or 4(6) or Rules 504, 505 or 506 under the Securities Act of 1933. This prohibition may be waived by the Chief Compliance Officer in response to a written request, provided that applicable regulatory requirements are met. For this purpose, “immediate family” includes parents, mother-in-law or father-in-law, husband or wife, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law and children, including stepchildren and descendants. In addition, such term includes any other person who is supported to a material extent by the Access Person.

E.	Compliance with Laws

All Supervised Persons shall comply with applicable federal securities laws, including, but not limited to the Investment Advisers Act of 1940, as amended, and the Securities Exchange Act of 1934, as amended.

IV. Personal Securities Trading

The Initial Holdings Report, Annual Holding Report and Quarterly Transactions Report (collectively, “Reports”) all require disclosure of the Access Person’s holdings in Securities. In other words, Access Persons must report any holding in a Security. In general, this means that Access Persons must report any and all holdings other than shares in open-end mutual funds (note that Advised Mutual Fund Shares must also be reported).

Restricted Securities may not be held by Supervised Persons and therefore it is assumed that these securities would not be reported in the Reports.

A.	Initial Holdings Reports

Within 10 days of becoming an Access Person, each Access Person shall supply the Chief Compliance Officer with an Initial Holdings Report identifying:

(i)	all Accounts; and

(ii)	all Securities holdings. Specifically, the Initial Holdings Report must contain the title, number of shares and principal amount of each Security as of the date the person became an Access Person and the date the report was submitted. The required format for the Initial Holdings Report is set forth in Exhibit C.

Each Access Person is required to update his or her list and to provide an updated list to the Chief Compliance Officer at the time the Access Person opens any new Account.

B.	Annual Holdings Reports

Within 30 days of each calendar year-end, each Access Person shall supply the Chief Compliance Officer with an Annual Holdings Report identifying:

(i)	all Accounts showing information as of the calendar year-end; and

(ii)	all Securities holdings. Specifically, the report shall contain the title, number of shares and principal amount of each Security in which the access person had a direct or indirect beneficial ownership interest and the date the report was submitted. The required format for the Annual Holdings Report is set forth in Exhibit C.

C.	Quarterly Transaction Reports

Each Access Person is required to furnish a Quarterly Transaction Report, in the form of Exhibit D attached hereto, to the Chief Compliance Officer, no later than 30 days after the end of each calendar quarter. The transaction report shall identify:

(i)	all Accounts opened during the quarter; and

(ii)	all Securities purchased during the quarter. Specifically, the report shall contain whether the transaction was a purchase or sale and the name of the Security, the date of the transaction, quantity, price, the name of the broker-dealer through which the transaction was effected and the date the report was submitted.

V. Administrative Procedures

A.	Distribution of these Procedures

The Chief Compliance Officer shall maintain a list of those persons who are deemed Access Persons and shall periodically remind the Access Persons that they are subject to the terms of these Procedures. Each Supervised Person, including Access Persons, shall be given a copy of these Procedures. Promptly thereafter, each such Supervised Person shall file a statement, in the form of Exhibit E attached hereto, with the Chief Compliance Officer indicating that he or she has read and understands these Procedures and agrees to be bound by them. In addition, each Supervised Person shall file a statement in the form of Exhibit E for any amendments to these Procedures. On an annual basis, the Chief Compliance Officer shall send a notice to all Access Persons reminding them of their obligations to comply with these Procedures.

B.	Reporting of Violations of These Procedures

It shall be the responsibility of each Supervised Person to promptly report any violation of these procedures to the Chief Compliance Officer.

C.	Record keeping Responsibilities

The Chief Compliance Officer shall be responsible for maintaining custody of the following records in an easily accessible place for a period of five years:

•	A copy of each Code of Ethics for the organization that is currently in effect, or at any time within the past five years was in effect;

•	A copy of each report and attached documentation supplied to the Chief Compliance Officer pursuant to the requirements of Section IV of these Procedures;

•	A record of all persons, currently or within the past five years, who are or were deemed Access Persons;

•	A record of all persons, currently or within the past five years, who are or were responsible for reviewing the reports required under Section IV of these Procedures;

•	A written record of each violation of these Procedures and a written record of any action taken as a result of each such violation;

•	A record of any decision and the reasons supporting the decision, to approve the acquisition by an Access Person of Securities under Section III. C of this Code; and

•	All Supervised Person’s statements referred to in Section V.A. of these Procedures.

D.	Monitoring of Securities Transactions of Access Persons

The Reports and attached documentation supplied to the Chief Compliance Officer pursuant to Section IV of these Procedures shall be reviewed by the Chief Compliance Officer in order to monitor compliance with these Procedures. The Reports and attached documentation supplied by the Chief Compliance Officer shall be reviewed by the General Counsel. Any approvals required for transactions undertaken by the Chief Compliance Officer shall be obtained from the General Counsel.

EXHIBITS

Exhibit A – Securities Trading Committee

Exhibit B – Beneficial Ownership

Exhibit C – Holdings Report

Exhibit D – Quarterly Transaction Report / Access Persons Stock Transactions

Exhibit E – Code of Ethics Acknowledgment

EXHIBIT A

SECURITIES TRADING COMMITTEE OF LASALLE INVESTMENT MANAGEMENT (SECURITIES), L.P.

Meetings of the Committee may be called by the Chief Compliance Officer or any member of the Committee when such person believes that a possible violation of these Procedures has occurred or that the Committee should meet for other purposes, such as to consider interpretations of or changes to these Procedures. A majority of the members of the Committee will constitute a quorum, provided, that the Chief Compliance Officer must be present in order to have a quorum. A majority of the members present at a meeting constitutes the vote required for any action taken by the Committee.

Members of the Committee are as follows:

Gordon G. Repp – General Counsel

David Doherty – Chief Compliance Officer

Stanley Kraska, Jr.

Kim Woodrow

EXHIBIT B

BENEFICIAL OWNERSHIP

A.	General Description of Beneficial Ownership

As used in the Procedures, “beneficial ownership will be interpreted in the same manner as it would be in determining whether a person is subject to Section 16 of the United States Securities Exchange Act of 1934, except that the determination of such ownership shall apply to all securities, including equity securities. For the purpose of that Act, “beneficial ownership” means:

•	the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

•	the power to vest such ownership in oneself at once, or at some future time.

Using the above general definition as abroad guidelines, the ultimate determination of “beneficial ownership” will be made in light of the facts of the particular case. Key factors are the degree of the individual’s ability to exercise control over the security and the ability of the individual to benefit from the proceeds of the security. Employees are encouraged to seek the advice of the Chief Compliance Officer if they have any questions concerning whether or not they have beneficial ownership of any security.

B.	General Rules

1.	Securities Held by Family Members

As a general rule, a person is regarded as the beneficial owner of securities held in his or her name, as well as the name of his or her spouse and their minor children. These relationships ordinarily confer to the holders benefits substantially equivalent to ownership. In addition, absent countervailing facts, it is expected that securities held by relatives who share the same home as the reporting person will be reported as beneficially owned by such person.

2.	Securities Held by a Corporation or Partnership

Generally, ownership of securities in a company (i.e., corporation, partnership, etc.) does not constitute beneficial ownership with respect to the holdings of the company in the securities of another issuer. However, an owner of securities issued by a company will be deemed to have beneficial ownership in the securities holdings of the company where:

•	the company is merely a medium through which one or several persons in a small group invest or trade in securities;

•	the owner owns 25% or more of the outstanding voting securities of, or a 25% or more equity interest in, the company; and

•	the company has no other substantial business.

In such cases, the person or persons who are in a position of control of the company are deemed to have a beneficial ownership interest in the securities of the company.

3.	Securities Held in Trust

Beneficial ownership of securities in a private trust includes:

•	the ownership of securities as a trustee where either the trustee or members of his “immediate family” have a vested interest in the income or corpus of the trust;

•	the ownership of a vested beneficial interest in a trust; and

•	the ownership of securities as a settlor of a trust in which the settlor has the owner to revoke the trust without obtaining the consent of all beneficiaries.

As used in this section, the “immediate family” of a trustee means:

•	parents, mother-in-law or father-in-law, husband or wife, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law and children, including stepchildren and descendants.

For the purpose of determining whether any of the foregoing relations exists, a legally adopted child of a person shall be considered a child of such person by blood.

EXHIBIT C

INITIAL AND ANNUAL PERSONAL SECURITIES HOLDINGS

THIS REPORT MUST BE SUBMITTED WITHIN 10 DAYS OF BECOMING AN ACCESS

PERSON AND THEREAFTER ON AN ANNUAL BASIS BY JANUARY 30.

In accordance with the Code of Ethics, please provide a list of all Accounts in which Securities are held for your direct or indirect benefit. Restricted Securities may not be held by Access Persons.

(1) Name of Access Person:

(2) If different than (1), name of the person in whose name the account is held:

(3) Relationship of (2) to (1):

(4) Broker, dealer or bank at which account is maintained:

(5) Account Number:

(6) Contact person at broker, dealer or bank and phone number:

(7)	For each Account, attach the most recent account statement listing all Securities in that Account. If you beneficially own Securities that are not listed in an attached account statement, list them below:

Title and Type of Security	Exchange Ticker/CUSIP	# Shares Principal Amount

1.

2.

3.

4.

5.

(Attach separate sheet if necessary)

Check if applicable:	☐	The reporting of any transaction below shall not be construed as an admission that I have any direct or indirect beneficial ownership in the subject security.

	☐	I do not own any Securities.

I certify that this form and the attached statements (if any) constitute all of the Securities which I beneficially own, including those held in accounts of my immediate family residing in my household.

Access Person Signature

Dated:
Print Name

REVIEWED:
	(Date)	(Signature)

FOLLOW-UP ACTION (if any) (attach additional sheet if required)

EXHIBIT D

THIS REPORT MUST BE SUBMITTED WITHIN 30 DAYS OF QUARTER END

ACCESS PERSON TRANSACTION RECORD for
(Name)

FOR CALENDAR QUARTER ENDED
(Date)

I AM REPORTING BELOW ALL TRANSACTIONS REQUIRED TO BE REPORTED FOR THE QUARTER PURSUANT TO THE CODE OF ETHICS AND SECURITIES TRADING POLICY.

(Date)	(Access Person’s Signature)

I. TRANSACTION REPORTING

Check if applicable:	(a	)	☐	I had no transactions to report during this period because:
☐ I had no transactions in Securities during the quarter; or
☐ I had no transactions that were required to reported during the quarter.
	(b	)	☐	All transactions required to be reported have been provided to the Chief Compliance Officer through statements or are additionally indicated below.
	(c	)	☐	The reporting of any transaction below shall not be construed as an admission that I have any direct or indirect beneficial ownership in the Security.

Transactions

Date	Security Title, Ticker/ CUSIP	Interest Rate	Maturity Date	# Shares	Principal Amount	Purchase/ Sale/ Other	Price	Broker/ Dealer/ Bank

(attach additional sheets if necessary)

II. ACCOUNT REPORTING

Securities Accounts Opened During Quarter

Instruction: The following section must be completed by all Access Persons.

☐	I did not open any Account with any broker, dealer or bank during the quarter; or
☐	I opened an Account with a broker, dealer or bank during the quarter as indicated below.

Date Account Was Established	Broker, Dealer or Bank Name

REVIEWED:
	(Date)	(Signature)

FOLLOW-UP ACTION (if any) (attach additional sheet if required)

EXHIBIT E

CODE OF ETHICS ACKNOWLEDGMENT

I have read the Code of Ethics of LaSalle Investment Management (Securities), L.P. and understand the requirements thereof and will comply with such requirements.

Dated:	Signature:

Please print your name here